Exhibit 99.1

Source: Brilliant Acquisition

July 20, 2020 21:00 ET

Brilliant Acquisition Corporation Announces Separate Trading of its Ordinary Shares, Rights, and Warrants, Commencing July 22, 2020

New York, July 20, 2020 (GLOBE NEWSWIRE) -- Brilliant Acquisition Corporation (Nasdaq: BRLIU, the “Company”) announced today that, commencing on July 22, 2020, the holders of the 4,600,000 units sold in the Company’s initial public offering may elect to separately trade the ordinary shares, rights, and warrants included in the units. Units that are not separated will continue to trade on Nasdaq under the symbol “BRLIU” The ordinary shares, rights, and the warrants that are separated are expected to trade on Nasdaq under the symbols “BRLI,” “BRLIR,” and “BRLIW” respectively.

The units were initially offered by the Company in an underwritten offering. EarlyBirdCapital, Inc., acted as sole book-running manager and I-Bankers Securities, Inc. acted as co-manager of the offering.

Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and warrants.

About the Company

Brilliant Acquisition Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or country, but the Company intends to initially focus on targets operating in the Asia-Pacific markets. Specifically, the Company intends to focus on sectors and industries within the Asia-Pacific region that can leverage emerging favorable demographic, political, and economic trends, including current economic and business trends throughout Singapore, China, Indonesia, Vietnam, as well other Asia-Pacific jurisdictions. A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 23, 2020. The offering was made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Dr. Peng Jiang

Chief Executive Officer

Brilliant Acquisition Corporation

+ (86) 021-80125497